Exhibit 10.7
ENVIRI CORPORATION
RESTRICTED STOCK UNITS AGREEMENT
(FORM - TIME-BASED VESTING)

This RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of [●] (the “Date of Grant”), by and between Enviri Corporation, a Delaware corporation, and [PARTICIPANT NAME] (the “Participant”).

1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2026 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

2.    Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including, without limitation, Exhibit A attached hereto and subject to any state-specific modifications set forth on Exhibit A-1 attached hereto (the “Restrictive Covenants Agreement”), any additional terms and conditions for the Participant’s country (Participants outside the United States only) set forth in the attached Exhibit B which forms part of this Agreement, and in the Plan, the Company grants to the Participant, as of the Date of Grant, [NUMBER] Restricted Stock Units (“RSUs”). Each RSU shall represent the right of the Participant to receive one share of Common Stock subject to and upon the terms and conditions of this Agreement. Notwithstanding anything in this Section 2 or otherwise in this Agreement to the contrary, the Participant acknowledges and agrees to be bound by the restrictive covenant terms, conditions and provisions in the Restrictive Covenants Agreement as a “Participant” as referred to therein.

3.    Restrictions on Transfer of RSUs. Neither the RSUs granted hereby nor any interest therein or in the Common Stock related thereto shall be transferable prior to payment to the Participant pursuant to Section 5, other than by will or pursuant to the laws of descent and distribution.

4.    Vesting of RSUs.

(a)    The RSUs covered by this Agreement shall vest and become nonforfeitable and payable to the Participant pursuant to Section 5 if the Participant remains in Continuous Service through the applicable vesting date below (each, a “Vesting Date”):

Percentage of RSUs Vesting	Vesting Date
33.3%	One Year from Date of Grant
33.3%	Two Years from Date of Grant
33.3%	Three Years from Date of Grant

Any RSUs that do not so become nonforfeitable on a Vesting Date will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Participant’s Continuous Service ceases prior to a Vesting Date.

(b)    Notwithstanding Section 4(a) above, all of the RSUs shall become nonforfeitable and payable to the Participant pursuant to Section 5 upon the occurrence of any of the following events at a time when the RSUs have not been forfeited (to the extent the RSUs have not previously become nonforfeitable):

(i)    the Participant’s death or Disability during the Participant’s Continuous Service; or

(ii)    the Participant’s retirement (A) at age 62 or older plus 5 years of service during the Participant’s Continuous Service (including years of service with the Company’s predecessor) or (B) at or after such time as the Participant’s age (minimum of age 55), plus full years of the Participant’s Continuous Service (including years of service with the Company’s predecessor), equals 75; provided, that such retirement occurs no fewer than six (6) months after the Date of Grant.

(c)    Notwithstanding Section 4(a) above,

(i)    if (A) this award is not continued, assumed, substituted, or replaced in accordance with Section 15.1 of the Plan or, (B) following the Change in Control, the Participant will not continue to hold, or otherwise receive, an award that relates to cash or publicly traded equity securities of the Company or its successor or an Affiliate (a “Replacement Award”), the RSU will vest and become nonforfeitable and payable to the Participant in accordance with Section 5 as of immediately prior to the consummation of the Change in Control contingent upon the Participant remaining in Continuous Service through the consummation of the Change in Control; and

(ii)    if (A) this award is continued, assumed, substituted, or replaced in accordance with Section 15.1 of the Plan and, (B) following the Change in Control, the Participant will continue to hold or receive a Replacement Award, the Replacement Award will vest and become nonforfeitable in accordance with Section 4(a) and (b) and payable to the Participant in accordance with Section 5; provided, that if, prior to the final Vesting Date, the Participant’s Continuous Service is terminated by the Company or its successor without Cause or by the Participant for Good Reason (as defined below), in either case, within the two-year period following the date of the Change in Control, the Replacement Award will become nonforfeitable and payable to the Participant in accordance with Section 5 as of the date of such termination. For purposes of this Agreement, “Good Reason” shall have the meaning set forth in the Company’s Executive Severance Plan (if the Participant is also a participant in the Company’s Executive Severance Plan) or otherwise means Participant’s termination of his or her Continuous Service as a result of the occurrence of any of the following: (I) a change in the Participant’s principal location of employment that is greater than 50 miles from such location as of the date of this Agreement without the Participant’s consent (provided, however, that the Participant hereby acknowledges that the Participant may be required to engage in travel in connection with the performance of the Participant’s duties and that such travel shall not constitute a change in the Participant’s principal location of employment for purposes hereof); (II) a material diminution in the Participant’s base compensation; (III) a change in the Participant’s position with the Company or its successor or applicable subsidiary thereof without the Participant’s consent such that there is a material diminution in the Participant’s authority, duties or responsibilities; or (IV) any other action or inaction that constitutes a material breach by the Company or its successor or the applicable subsidiary thereof of the agreement, if any, under which the Participant provides services to the Company or its successor or the applicable subsidiary thereof. Notwithstanding the foregoing, the Participant’s termination of Continuous Service as a result of the occurrence of any of the foregoing shall not constitute “Good Reason” unless (X) the Participant gives the Company or its successor written notice of such occurrence within 90 days of such occurrence and such occurrence is not cured by the Company or its successor within 30 days of the date on which such written notice is received by the Company or its successor and (Y) the Participant actually terminates his or her Continuous Service with the Company or its successor prior to the 365th day following such occurrence.

5.    Form and Time of Payment of RSUs.

(a)    Payment for the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of shares of Common Stock (or cash, in the case of a cash-settled Replacement Award). Except as provided in Section 5(b) or 5(c), payment shall be made within 10 days following the date that the RSUs become nonforfeitable pursuant to Section 4.

(b)    If the Participant is deemed by the Company at the time of the Participant’s “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon such separation from service set forth herein are deemed to be “deferred compensation” within the meaning of Section 409A of the Code, then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments will not be provided to the Participant prior to the earliest of (i) the date that is six months and one day after the date of such separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this Section 5(b) will be paid in a lump sum to the Participant, and any remaining payments due will be paid as otherwise provided herein.

(c)    The Company’s obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of Common Stock corresponding to such RSUs.

6.    Voting and Other Rights; Dividend Equivalents.

(a)    The Participant shall have no rights of ownership in the Common Stock underlying the RSUs and no right to vote the Common Stock underlying the RSUs until the date on which the shares of Common Stock underlying the RSUs are issued or transferred to the Participant pursuant to Section 5 above.

(b)    From and after the Date of Grant and until the earlier of (i) the time when the RSUs become nonforfeitable and are paid in accordance with Section 5 or (ii) the time when the Participant’s right to receive Common Stock in payment of the RSUs is forfeited in accordance with Section 4, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Participant shall become entitled to receive (subject to the following sentence) a number of additional whole RSUs determined by dividing (x) the product of (1) the dollar amount of the cash dividend paid per share of Common Stock on such date and (2) the total number of RSUs (including dividend equivalents) previously credited to the Participant as of such date, by (y) the Fair Market Value on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

(c)    The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.    Adjustments. The RSUs and their terms under this Agreement are subject to mandatory adjustment under the terms of Section 14 of the Plan.

8.    Compliance With Applicable Laws. The Company shall make reasonable efforts to comply with all Applicable Laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any Applicable Laws.

9.    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).

10.    Withholding Obligations. The Company and its Affiliates may withhold from any payment of cash or distribution of shares of Common Stock or other property to the Participant under this Agreement an amount or number of shares sufficient to cover any required tax withholding with respect to such payment, including up to the maximum allowable withholding, or may take such other action as the Company deems necessary to satisfy any income or other tax withholding requirements arising as a result of the grant or settlement of the RSUs. The Company and its Affiliates may, as a condition to any payment pursuant to this Agreement, require the payment of any such taxes and require that the Participant furnish any information necessary to meet any applicable tax reporting obligation.

11.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

12.    No Employment Rights. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the RSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Participant.

13.    Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its subsidiaries.

14.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially impair the rights of the Participant under this Agreement without the Participant’s written consent.

15.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. In addition, the RSUs shall be subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy in effect on the Date of Grant as if such RSUs were “Incentive-Based Compensation” (as such term is defined in such policy).

17.    Successors and Assigns. Without limiting Section 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

18.    Governing Law. Except as provided in Exhibits A, A-1, and B, this Agreement will be construed under the laws of the State of Delaware, without regard to its conflict of law provisions, and the parties consent and agree that the federal and state courts located in the State of Delaware will have exclusive jurisdiction over any dispute relating to this Agreement.

19.    Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan, and (d) agrees to such terms and conditions.

20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has executed this Agreement, effective as of the day and year first above written.

ENVIRI CORPORATION

By:

___________________________________

The undersigned hereby acknowledges receipt of an executed version of this Agreement and accepts the award of RSUs granted hereunder on the terms and conditions set forth herein and in the Plan (including the terms of the Restrictive Covenants Agreement, attached hereto as Exhibits A and A-1).

PARTICIPANT

By:

___________________________________
EXHIBIT A
RESTRICTIVE COVENANTS AGREEMENT

1.    Grant. Participant acknowledges that Participant has access to the confidential and proprietary trade secret information of Enviri Corporation, including its subsidiaries, joint ventures, and operating divisions (the “Company”), as further described below (“Confidential/Proprietary Trade Secret Information”). Further, Participant acknowledges that Participant derives significant value from the Company and from the Confidential/Proprietary Trade Secret Information provided during the term of employment with the Company, which enables Participant to optimize the performance of the Company’s performance and Participant’s own personal, professional, and financial benefit. In consideration of the grant described in the award agreement (the “Agreement”) to which these terms, conditions and provisions (the “Restrictive Covenants Agreement”) are attached as an exhibit, Participant agrees to the terms of this Restrictive Covenants Agreement.

2.    Except as provided in the State-Specific Modifications in Exhibit A-1, during Participant’s employment by the Company, and for a period of twelve (12) months after the cessation of such employment for any reason (both such periods collectively referred to as the “Restricted Period”), Participant will not, directly or indirectly, engage in any of the following competitive activities:

(a)    For Participant or on behalf of any other corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity, directly or indirectly solicit, divert, contract with, or attempt to solicit, divert, or contract with, any customer with whom Participant had Material Contact during the final two (2) years of Participant’s employment with the Company, concerning any products or services that are the same as, competitive with, or similar to those that Participant was responsible for or were otherwise involved with during Participant’s employment with the Company. For purposes of this Restrictive Covenants Agreement, the Participant will have had “Material Contact” with a customer if: (i) Participant had business dealings with the customer on the Company’s behalf; (ii) Participant was responsible for supervising or coordinating the dealings between the Company and the customer; or (iii) Participant obtained Confidential/Proprietary Trade Secret Information about the customer as a result of Participant’s association with the Company;

(b)    Within the geographic territory where Participant was employed by the Company, about which Participant obtained knowledge of Confidential/Proprietary Trade Secret Information, or where Participant had Material Contact with the Company’s customers (the “Restricted Area”): (i) render to any Competitor any services that are the same as, similar to, or competitive with the services that Participant provided to the Company; or (ii) otherwise become employed by or otherwise render services to (as a director, employee, contractor or consultant) or have any ownership interest in any Competitor. “Competitor,” for purposes of this Restrictive Covenants Agreement means any business which is engaged in offering the same or similar products or services as, or otherwise competes with those manufactured, designed, offered, or sold by the Company, including its subsidiaries and operating unit(s) with which Participant was employed or in any way involved during the last twelve (12) months of employment with the Company; or

(c)    (i) induce, offer, assist, encourage or suggest that another corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity offer employment to or enter into a consulting arrangement with any employee, agent or representative of the Company or (ii) solicit, induce, offer, assist, encourage or suggest that any employee, agent or representative of the Company terminate his or her employment or business affiliation with the Company or accept employment with any other corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity.

(d)    Confidential/Proprietary Trade Secret Information.

(i)    Participant agrees to keep secret and confidential all Confidential/Proprietary Trade Secret Information (further described below) acquired by Participant while employed by the Company or concerning the business and affairs of the Company, its vendors, its customers, and its affiliates (whether of a business, commercial or technological nature), and further agrees that Participant will not disclose any such Confidential/Proprietary Trade Secret Information so acquired to any individual, partner, company, firm, corporation or other person or use the same in any manner other than in connection with the business and affairs of the Company and its affiliates. Except in the performance of services for the Company, the Participant will not, for so long as the Confidential/Proprietary Trade Secret Information remains so designated under applicable law, use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Confidential/Proprietary Trade Secret Information or any portion thereof.

(ii)    For purposes of this Restrictive Covenants Agreement, “Confidential/Proprietary Trade Secret Information” includes all information of a confidential or proprietary nature that relates to the business, products, services, research or development of the Company, and its affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential/Proprietary Trade Secret Information also includes, but is not limited to, the following: (A) internal business information (including information relating to strategic and staffing plans and practices, business, training, financial, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and customer and supplier lists); (B) identities of, individual requirements of, specific contractual arrangements with and information about, the Company’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (C) customer usage, volume, and discount information; (D) trade secrets, copyrightable works and other confidential information (including ideas, formulas, recipes, compositions, inventions, innovations, improvements, developments, methods, know-how, manufacturing and production processes and techniques, research and development information, compilations of data and analyses, data and databases relating thereto, techniques, systems, records, manuals, documentation, models, drawings, specifications, designs, plans, proposals, reports and all similar or related information whether patentable or unpatentable and whether or not reduced to practice); (D) other intellectual property rights of the Company, or any of its affiliates; and (E) any other information that would constitute a trade secret under the Pennsylvania Uniform Trade Secrets Act, as amended from time to time (or any successor law). The term “Confidential/Proprietary Trade Secret Information” also includes any information or data described above which the Company obtains from another party and which the Company treats as proprietary or designates as trade secrets, whether or not owned or developed by the Company.

(iii)    All documents and materials supplied to Participant or developed by Participant in the course of, or as a result of Participant’s employment at the Company, and all Company Confidential/Proprietary Trade Secret Information, whether in hard copy, electronic format or otherwise shall be the sole property of the Company. Participant will at any time upon the request of the Company and in any event promptly upon termination of Participant’s employment or relationship with the Company, but in any event no later than five (5) business days after such termination, deliver all such materials to the Company and will not retain any originals or copies of such materials, whether in hard copy form or as computerized and/or electronic records. Except to the extent approved by the Company or required by Participant’s bona fide job duties for the Company, the Participant also agrees that Participant will not copy or remove from the Company’s place of business or the place of business of a customer of the Company, property or information belonging to the Company or the customer or entrusted to the Company or the customer. In addition, the Participant agrees that Participant will not provide any such materials to any competitor of or any person or entity seeking to compete with the Company unless specifically approved in writing by the Company. Notwithstanding anything in paragraph 2(d)(3) of this Restrictive Covenants Agreement to the contrary, if the Company needs to take legal action to secure such return delivery of such materials, Participant shall be responsible for all legal fees, costs and expenses incurred by the Company in doing so.

(iv)    Participant understands that nothing contained in this Restrictive Covenants Agreement limits Participant’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). Participant further understands that this Restrictive Covenants Agreement does not limit Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be commenced by any Government Agency including providing documents or other information without notice to the Company. This Restrictive Covenants Agreement does not limit the Participant’s right to receive an award for information provided to any Government Agencies.
(v)    Nothing in this Restrictive Covenants Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confident to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
(vi)    Nothing in this Restrictive Covenants Agreement, however, waives or authorizes Participant to waive or disclose any attorney work product, attorney-client privilege, or other legal privilege of the Company.

3.    Subsequent Employment.

(a)    Advise the Company of New Employment. In the event of a cessation of Participant’s employment with the Company, and during the Restricted Period described in paragraph 2 above, Participant agrees to disclose to the Company the name and address of any new employer or business affiliation and Participant’s anticipated position within ten (10) calendar days of Participant accepting and, in all events before starting, such position. In the event that Participant fails to notify the Company of such new employment or business affiliation as required above, the Restricted Period will be extended by a period equal to the period of nondisclosure.

(b)    Participant’s Ability to Earn Livelihood. Participant acknowledges that, in the event of a cessation of Participant’s employment with the Company, for any reason and at any time, the provisions of this Restrictive Covenants Agreement, including paragraph 2, will not unreasonably restrict Participant’s ability to earn a living. Participant and the Company acknowledge that Participant’s rights have been limited by this Restrictive Covenants Agreement only to the extent reasonably necessary to protect the legitimate interests of the Company in its Confidential/Proprietary Trade Secret Information.

4.    Enforcement. Participant agrees that, if Participant violates the covenants and agreements set forth in this Restrictive Covenants Agreement, the Company would suffer irreparable harm, and that such harm to the Company may be impossible to measure in monetary damages. Accordingly, in addition to any other remedies which the Company may have at law or in equity, the Company will have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Restrictive Covenants Agreement specifically performed by Participant, and the Company will have the right to obtain a temporary restraining order, special injunction, and/or temporary, preliminary and permanent injunctive relief to secure specific performance, and to prevent a breach or contemplated breach, of this

Restrictive Covenants Agreement. The Company will be entitled to an accounting and repayment of all profits, compensation, remunerations or benefits which Participant or others, directly or indirectly, have realized or may realize as a result of, growing out of, or in conjunction with any violation of this Restrictive Covenants Agreement. Such remedies will be an addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity. In the event that the Company obtains any requested relief in any action brought to enforce the terms of this Restrictive Covenants Agreement through court proceedings, the Company will be entitled to reimbursement for all legal fees, costs and expenses incident to enforcement.

5.    Severability and Reformation. If any section, paragraph, term or provision of this Restrictive Covenants Agreement, or the application thereof, is determined by a competent court or tribunal to be overbroad, invalid or unenforceable, then the other parts of such section, paragraph, term or provision will not be affected thereby and will be given full force and effect without regard to the invalid or unenforceable portions, and the section, paragraph, term or provision of this Restrictive Covenants Agreement will be deemed modified to the extent necessary to render it valid and enforceable. The parties specifically agree that the court or other tribunal shall, and its is the desire of the parties that the court or other tribunal does, reform any such section, paragraph, term or provision to render the Restrictive Covenants Agreement and each such section, paragraph, term or provision enforceable to the maximum extent permitted by law. If the court or other tribunal determines that the section, paragraph, term or provision cannot be modified, then such section, paragraph, term or provision will be stricken from the Restrictive Covenants Agreement and severed, and the other sections, paragraphs, terms and provisions will remain in full force and effect.

6.    Miscellaneous.

(a)    Employment.

(i)    This Restrictive Covenants Agreement does not constitute a guarantee of employment and termination of employment will not affect the enforceability of this Restrictive Covenants Agreement.

(ii)    Participant agrees that if Participant is transferred from the entity or division which was Participant’s employer at the time Participant signed this Restrictive Covenants Agreement to employment by another division or another company that is a subsidiary or affiliate of Enviri Corporation, and Participant has not entered into a superseding agreement with the new employer covering the subject matter of this Restrictive Covenants Agreement, then this Restrictive Covenants Agreement will continue in effect and the Participant’s new employer will be termed “the Company” for all purposes hereunder and will have the right to enforce this Restrictive Covenants Agreement as Participant’s employer. In the event of any subsequent transfer, Participant’s new employer will succeed to all rights under this Restrictive Covenants Agreement so long as such employer will be Enviri Corporation or one of its subsidiaries or affiliates and so long as this Restrictive Covenants Agreement has not been superseded.

(b)    Headings. The headings contained in this Restrictive Covenants Agreement are inserted for convenience of reference only, and will not be deemed to be a part of this Restrictive Covenants Agreement for any purposes, and will not in any way define or affect the meaning, construction or scope of any of the provisions of this Restrictive Covenants Agreement.

(c)    Governing Law and Forum. Except as provided in the State-Specific Modifications on Exhibit A-1, this Restrictive Covenants Agreement will be construed under the laws of the Commonwealth of Pennsylvania, without regard to its conflict of law provisions, and the parties consent and agree that the federal and state courts of the Commonwealth of Pennsylvania will have exclusive jurisdiction over any dispute relating to this Restrictive Covenants Agreement.

(d)    Supplemental Nature of this Restrictive Covenants Agreement. The restrictions set forth in paragraph 2 of this Restrictive Covenants Agreement will be in addition to any other such restrictive covenants agreed to through separate agreements, if any, between Participant and the Company and will survive the exercise of the equity award evidenced by the Agreement.

(e)    Waiver. The failure by the Company to enforce any right or remedy available to it under this Restrictive Covenants Agreement will not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. No waiver of rights under this Restrictive Covenants Agreement will be effective unless made in writing with specific reference to this Restrictive Covenants Agreement.

(f)    Notification. Participant agrees that it shall notify any potential subsequent employer or business affiliation of the terms of this Restrictive Covenants Agreement before accepting such subsequent employment or business affiliation. Without limiting the foregoing, Participant agrees that the Company may notify any third party about Participant’s obligations under this Restrictive Covenants Agreement until such time as Participant has performed all of Participant’s obligations hereunder. Upon the Company’s request, Participant agrees to provide the Company with information, including, but not limited to, supplying details of Participant’s subsequent employment, sufficient to verify that Participant has not breached, or is not breaching, any covenant in this Restrictive Covenants Agreement.

(g)    Tolling. In the event that Participant violates any of the covenants set forth in this Restrictive Covenants Agreement, then the Company shall have the benefit of the full period of the covenants such that the covenants shall have the duration of the Restricted Period computed from the date Participant ceased violation of the covenants, either by order of the court or otherwise.

(h)    Acknowledgements.

(i)    Participant acknowledges and agrees that this Restrictive Covenants Agreement is in consideration of, (A) the grant evidenced by the Agreement, (B) access to Confidential/Proprietary Trade Secret Information, as required by Participant’s job duties, and (C) access to important customer relationships and the associated customer goodwill of the Company.

(ii)    Participant acknowledges that he or she has carefully read and considered the provisions of this Restrictive Covenants Agreement, and that this Restrictive Covenants Agreement is reasonable as to time and scope and activities prohibited, given the Company’s need to protect its interests and given the consideration provided to Participant in the form of the grant evidenced by the Agreement.

(iii)    Participant acknowledges that he or she has had an opportunity to consult with an independent legal counsel of Participant’s choosing, and accept the grant contained in the Agreement on the terms set forth in this Restrictive Covenants Agreement.

Participant, intending to be legally bound, agrees to the foregoing terms:

PARTICIPANT
By: _______________________________

EXHIBIT A-1
STATE-SPECIFIC MODIFICATIONS TO RESTRICTIVE COVENANTS AGREEMENT

Minnesota
If Participant primarily resides and works in Minnesota, the following paragraphs of the Restrictive Covenant Agreement are modified as follows:

(1) Paragraph 2(a) is stricken and replaced with the following:

“(a)    For Participant or on behalf of any other corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity, directly or indirectly solicit or attempt to solicit any customer with whom Participant had Material Contact during the final two (2) years of Participant’s employment with the Company, concerning any products or services that are the same as, competitive with, or similar to those that Participant was responsible for or were otherwise involved with during Participant’s employment with the Company. For purposes of this Restrictive Covenants Agreement, the Participant will have had “Material Contact” with a customer if: (i) Participant had business dealings with the customer on the Company’s behalf; (ii) Participant was responsible for supervising or coordinating the dealings between the Company and the customer; or (iii) Participant obtained Confidential/Proprietary Trade Secret Information about the customer as a result of Participant’s association with the Company;”

(2) Paragraph 2(b) is stricken and does not apply to Participant; and
(3) The terms “Pennsylvania” and “Commonwealth of Pennsylvania” in paragraph 6(c) are replaced with “Minnesota.”.

Virginia
If Participant primarily resides and works in Virginia, the following paragraphs of the Restrictive Covenant Agreement are modified as follows:

(1) Paragraph 2(a) is stricken and replaced with the following:

“(a)    For Participant or on behalf of any other corporation, business, partnership, limited liability company, unincorporated association, enterprise, or other entity, directly or indirectly solicit or otherwise initiate contact with any customer with whom Participant had Material Contact during the final two (2) years of Participant’s employment with the Company, concerning any products or services that are the same as, competitive with, or similar to those that Participant was responsible for or were otherwise involved with during Participant’s employment with the Company. For purposes of this Restrictive Covenants Agreement, the Participant will have had “Material Contact” with a customer if: (i) Participant had business dealings with the customer on the Company’s behalf; (ii) Participant was responsible for supervising or coordinating the dealings between the Company and the customer; or (iii) Participant obtained Confidential/Proprietary Trade Secret Information about the customer as a result of Participant’s association with the Company;”
(2)    Paragraph 2 does not restrict Participant from providing a service to a customer or client of the Company if the employee does not initiate contact with or solicit the customer or client.
(3)    Paragraph 2(b) does not apply to a “low-wage employee” within the meaning of Code of Virginia § 40.1-28.7:8.
(4)    For agreements signed on or after July 1, 2026, if Participant is terminated by the Company without cause, Paragraph 2(b) does not apply to Participant unless the Company pays to Participant a payment in the amount of $1,000.00.
(5)    The terms “Pennsylvania” in paragraph 6(c) is replaced with “Virigina”.

(iv)

EXHIBIT B
ADDITIONAL TERMS AND CONDITIONS FOR INTERNATIONAL EMPLOYEES

Terms and Conditions

This Exhibit B (this “Exhibit”), which is part of the Agreement, contains additional terms and conditions that govern the RSUs granted to the Participant under the Plan if he or she resides outside the United States. The terms and conditions in Part A apply to all Participants outside the United States. The country-specific terms and conditions and/or notifications in Part B will also apply to the Participant if he or she resides in one of the countries listed below. Unless otherwise defined, capitalized terms used but not defined in this Exhibit have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Exhibit also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of May 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Participant vests in the RSUs or sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident, or is considered a resident, of a country other than the one in which he or she is currently working, or transferred employment after the RSUs were granted to him or her, the information contained herein may not be applicable. In addition, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances.

A.    ALL NON-U.S. COUNTRIES ADDITIONAL TERMS AND CONDITIONS

The following additional terms and conditions will apply to the Participant if he or she resides in any country outside the United States.

Responsibility for Taxes. The following section replaces Section 10 of the Agreement in its entirety:

The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following methods: (i) requiring payment by the Participant to the Company, on demand, by cash, check or other method of payment as may be determined acceptable by the Company; or (ii) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (iii) withholding from proceeds of the sale of shares of Common Stock acquired at vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent; or (iv) withholding shares of Common Stock issuable at vesting of the RSUs.

Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested RSUs, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that: (1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan; (2) all decisions with respect to future RSU or other grants, if any, will be at the sole discretion of the Company; (3) the Participant is voluntarily participating in the Plan; (4) the RSU and the shares of Common Stock subject to the RSU are not intended to replace any pension rights or compensation; (5) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty; (6) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, any of its Subsidiaries or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases the Company, its Subsidiaries and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (7) for purposes of the RSUs, the Participant’s employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any) and unless otherwise expressly provided in these Terms and Conditions or determined by the Company, the Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment or service agreement, if any); the Company shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Participant’s RSU grant (including whether the Participant may still be considered to be providing services while on an approved leave of absence); (8) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by these Terms and Conditions do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (9) the RSUs and the shares of Common Stock subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments; and (10) the Participant acknowledges and agrees that neither the Company, the Employer nor any subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any shares of Common Stock acquired upon settlement.

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Common Stock. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

Data Privacy for Participants not based in the European Economic Area or the United Kingdom

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, including email, of the Participant’s personal data as described in the Agreement and any other RSU grant materials (“Data”) by and among, as applicable, the Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to the Company’s stock transfer agent and/or broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere (including outside the EEA), and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, the Company’s stock transfer agent and/or broker, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant the Participant RSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

Data Privacy for Participants based in the European Economic Area (including the United Kingdom)

The Company and its subsidiaries and affiliates will process the data of the Participant in accordance with (i) the applicable data privacy policy or policies adopted by the Company or its subsidiaries and affiliates; and (ii) the data privacy notice(s) provided to the Participant covering the processing of the Participant’s data in connection with the Plan.

The Participant understands and acknowledges that the processing of their data by the Company and its subsidiaries and affiliates in relation to the operation of the Plan is necessary for (i) the performance of the Agreement; (ii) to comply with any legal obligation in relation to the operation of the Plan; and (iii) to account for any tax and duties in relation to the Plan.

Governing Law and Venue. The RSU grant and the provisions of the Agreement are governed by, and subject to, the internal substantive laws of the State of Delaware, United States of America (with the exception of its conflict of law provisions).

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania in the United States of America and agree that such litigation shall be conducted only in the courts of Cumberland County, the Commonwealth of Pennsylvania, or the federal courts for the United States of America for the Middle District of Pennsylvania, and no other courts, where this grant is made and/or to be performed.

Compliance with Law. The following section supplements Section 8 of the Agreement: Notwithstanding any other provision of the Plan or the Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Common Stock, the Company shall not be required to deliver any shares issuable upon settlement of the RSUs prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, the Participant agrees that Company shall have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

Language. If the Participant has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means, including email. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Severability. The provisions of these Terms and Conditions are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Imposition of Other Requirements. Subject to Section 14 of the Agreement, the Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of these Terms and Conditions shall not operate or be construed as a waiver of any other provision of these Terms and Conditions, or of any subsequent breach by the Participant or any other Participant.

B.    COUNTRY-SPECIFIC ADDITIONAL TERMS AND CONDITIONS AND NOTIFICATIONS

BAHRAIN

TERMS AND CONDITIONS

The grant of the RSUs and any payments made hereunder will not be considered salary, wages or other fixed compensation for purposes of any severance pay, end of service gratuity or similar allowance or entitlement, except as otherwise required by law.

BELGIUM

NOTIFICATIONS

Tax Reporting Information. Participant is required to report any bank accounts opened and maintained outside of Belgium on his or her annual Belgian tax return.

BRAZIL

TERMS AND CONDITIONS

Compliance with Law. By accepting the RSUs, the Participant acknowledges that he or she agrees that (i) the grant, vesting/settlement and delivery of any shares occur outside Brazil by Enviri Corporation (a Delaware corporation) and do not involve a public offering of securities in Brazil and (ii) the Participant will comply with applicable Brazilian laws in connection with holding and disposing of assets abroad, including the receipt of any dividends, and any reporting obligations related to such assets.

Labor and Social Security Law. For Participants resident or employed in Brazil, the RSUs are granted on a discretionary basis, are not part of fixed or ordinary compensation, and shall not be considered salary or remuneration for purposes of Brazilian labor and social security laws, including for purposes of severance payments, vacation pay, 13th salary, FGTS contributions, notice payments, overtime, social security contributions or any other labor entitlement, except as otherwise determined by mandatory applicable law.

Any restrictive covenants applicable to Participants resident or employed in Brazil shall apply only to the extent enforceable under applicable Brazilian law, including applicable requirements regarding reasonable scope, duration and financial consideration.

Securities Law. Participation in the Plan in Brazil is made on a private basis to a restricted group of eligible participants and does not constitute a public offering of securities in Brazil. No registration with the Brazilian Securities and Exchange Commission (CVM) is required for the grant, vesting/settlement or delivery of shares under the Plan.

Dividend Equivalents are granted solely in connection with the equity incentive nature of the RSUs and not as consideration for services rendered.

NOTIFICATIONS

Exchange Control Information. If the Participant is resident or domiciled in Brazil, he or she will be required to submit annually a declaration of assets and rights held outside of Brazil to the Banco Central do Brasil (CBE — Declaração de Capitais Brasileiros no Exterior) if the aggregate value of such assets and rights equals or exceeds the threshold established by BCB regulations in force at the time of the declaration (currently USD 1,000,000, or equivalent, as of December 31 of each calendar year). Assets and rights that must be reported include shares of Common Stock acquired upon vesting of RSUs, and may also include unvested RSUs to the extent they are treated as rights with determinable value under applicable BCB guidance. Brazilian resident Participants are strongly advised to consult their legal and tax advisors regarding the CBE reporting obligations applicable to their specific circumstances, as such regulations are subject to change.

Capital Gains Tax. Brazilian resident Participants who sell shares of Common Stock acquired upon vesting of RSUs may be subject to Brazilian capital gains tax (IRPF — ganho de capital) on the positive difference between the sale proceeds and the tax cost basis of the shares (which, as a general matter, corresponds to the fair market value of the shares at the time of vesting, as reported for carnê-leão purposes). Capital gains must be calculated and reported using the Programa de Apuração de Ganhos de Capital (GCAP), and the corresponding IRPF must be paid by the last business day of the month following the month of the sale. The applicable rates range from 15% to 22.5% depending on the amount of the gain realized. Brazilian resident Participants are advised to consult their personal tax advisors regarding the applicable rates and reporting obligations.

Annual Income Tax Return - Foreign Assets. Brazilian resident Participants who hold shares of Common Stock outside Brazil are required to declare such shares as 'Bens e Direitos' (Assets and Rights) in their annual DIRPF, using the applicable code for shares in foreign companies, at the acquisition cost (in Brazilian reais, converted at the PTAX exchange rate on the relevant date). Unvested RSUs may also be reportable as rights to receive foreign shares, and Participants are advised to consult their personal tax advisors regarding the applicable reporting obligations.

For Participants resident or domiciled in Brazil, since RSUs are granted by a foreign entity with no Brazilian affiliate or employer acting as withholding agent, no Brazilian income tax (IRPF) will be withheld at source. Brazilian resident Participants are solely responsible for (i) calculating and paying IRPF, if applicable; and (ii) their Brazilian individual income tax return (Declaração de Ajuste Anual — DIRPF).

CANADA

TERMS AND CONDITIONS

Settlement. Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, this grant of RSUs, along with any dividend equivalent amounts otherwise payable under Section 6 of this Agreement, shall only be settled in newly-issued shares of Common Stock, and without the use of any form of employee benefit trust. This provision is without prejudice to the application of Section 8 of this Agreement or Section 13.5 of the Plan, provided the Participant has been given a reasonable opportunity to pay (either out his/her own funds or via payroll deduction) all relevant amounts required to be withheld or remitted in connection with taxes, source deductions or any other similar obligations.

Continuous Employment. The following provision supplements this Agreement and the Plan:

A Participant’s Continuous Service (or substantially similar term), as the case may be, will be deemed to have been terminated (regardless of the reason for the termination and whether or not later found to be invalid or in breach of applicable law in the jurisdiction where Participant is rendering services or the terms of Participant’s employment or other service agreement, if any) on the date that is the earliest of (1) the termination date of Participant’s status as an employee, (2) the date Participant receives written notice of termination of Participant’s status as an employee or service provider, or (3) the date Participant is no longer actively employed by or actively providing services to the Company or any of its subsidiaries regardless of any notice period or period of pay in lieu of such notice mandated under applicable law (including, but not limited to, statutory law, regulatory law and/or common law) in the jurisdiction where Participant is employed or rendering service or the terms of Participant’s employment or other service agreement, if any.

Notwithstanding the foregoing, if applicable employment or labour standards legislation explicitly requires continued participation in the Plan during a statutory notice period, Participant acknowledges that his or her right to participate in the Plan, if any, will terminate effective as of the last day of Participant’s minimum statutory notice period, but Participant will not earn or be entitled to pro-rata vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for lost vesting.

Cause. For purposes of this Agreement and the Plan, “Cause” means the occurrence of any of the following: (A) an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Company; (B) repeated failure by the Participant to devote reasonable attention and time during normal business hours to the business and affairs of the Company or to use the Participant’s reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to the Participant (provided that such failure is demonstrated to be willful and deliberate on the Participant’s part and is not remedied in a reasonable period of time after receipt of written notice from the Company); or (C) the conviction of the Participant of a felony, indictable offence, or summary conviction offence that is related to the employment or intended employment of the Participant; provided, however, that if the Participant is employed in the Province of Ontario, “Cause” instead means willful misconduct, disobedience or willful neglect of duty that is not trivial and has not been condoned by the Company or a subsidiary.

NOTIFICATIONS

Securities Law Information.

The securities granted to you in this Agreement and the issuance of any Common Stock underlying such securities is made in reliance upon applicable exemptions from the prospectus requirements of applicable Canadian securities legislation, including National Instrument 45-106 – Prospectus Exemptions.

Your participation in the Plan is voluntary, and you acknowledge and agree that you have not been induced to enter into this Agreement or acquire any RSUs or Common Stock by expectation of employment, engagement or appointment or continued employment, engagement or appointment.

Any Common Stock issued to a Participant resident in Canada will be subject to resale restrictions under applicable Canadian securities laws, including National Instrument 45-102 – Resale of Securities, and may not be traded in Canada except in reliance on an available exemption or outside Canada in accordance with applicable laws. The resale restrictions applicable to the Participant may vary depending on the Company’s status under Canadian securities laws at the time of disposition. You understand that you are permitted to sell Common Stock acquired pursuant to the Plan, provided that the Company is a “foreign issuer” that is not a “reporting issuer” in any jurisdiction of Canada on the distribution date of the Award and on the date the Common Stock is sold and the sale of the Common Stock acquired pursuant to the Plan takes place: (i) through an exchange, or a market, outside of Canada on the distribution date; or (ii) to a person or company outside of Canada. For purposes hereof, in addition to not being a reporting issuer in any jurisdiction of Canada, a “foreign issuer” is an issuer that: (i) is not incorporated or existing pursuant to the laws of Canada or any jurisdiction of Canada; (ii) does not have its head office in Canada; and (iii) does not have a majority of its executive officers or directors ordinarily resident in Canada on the distribution date of the Award. If any designated broker is appointed under the Plan, you shall sell such securities through the designated broker.

Any certificates or electronic records representing any Common Stock issued to a Participant resident in Canada shall bear such legends as the Company determines necessary or desirable to comply with applicable Canadian securities laws.

Tax Reporting:

Foreign Asset/Account Reporting Information. Participant will generally be required to report any “specified foreign property” (as defined in the Income Tax Act (Canada) on form T1135 (Foreign Income Verification Statement) if the total cost amount of all “specified foreign property” exceeds C$100,000 at any time in the year. Specified foreign property will generally include Common Stock acquired under the Plan and may include the RSUs. The RSUs must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other specified foreign property Participant holds. The cost to a Participant of Common Stock acquired would generally equal the fair market value of the Common Stock at the time of acquisition. However, if Participant owns other Common Stock, the adjusted cost base (“ACB”) of any Common Stock acquired will be determined by averaging the cost of such Common Stock with the ACB of all other Common Stock held by the Participant as capital property at such time. The form must be filed by the Participant’s income tax return filing due date following the taxation year in question. Participant should consult with his or her personal legal and tax advisor, as the case may be, to ensure compliance with applicable reporting obligations.

For Participants in the Province of Ontario

Non-Competition Agreement. Section 1(b) of the Non-Competition Agreement does not apply to non-Executive Participants employed in the Province of Ontario, where “Executive” has the meaning given to it in the Working for Workers Act (Ontario).

CHINA

TERMS AND CONDITIONS

The following provisions apply to Participants who, as the Company determines in its sole discretion, are subject to foreign exchange control requirements in the People's Republic of China ("PRC" or "China") including requirements imposed by the State Administration of Foreign Exchange ("SAFE") (each, a "PRC Participant").

Notwithstanding anything to the contrary in the Agreement or the Plan, due to local regulatory requirements, upon the vesting of the RSUs, a PRC Participant will receive a cash payment in China via the Company’s local Chinese payroll in an amount equal to the value of the shares of Common Stock underlying the vested RSUs on the vesting date, less any or all income tax, social insurance, payroll tax, payment on account or other Tax-Related Items.

For the avoidance of doubt, unless and until all applicable PRC laws, regulations and regulatory requirements have been satisfied, a PRC Participant shall not receive, hold, or have any right to demand delivery of shares of Common Stock in connection with the RSUs under the Plan, and any provisions in the Agreement or the Plan relating to the issuance, delivery or holding of shares of Common Stock shall not apply to such PRC Participant.

FRANCE

TERMS AND CONDITIONS

Consent to Receive Information in English. By accepting the grant of the RSUs, the Participant confirms having read and understood the Plan and the Agreement, which were provided in the English language. The Participant accepts the terms of those documents accordingly.

En acceptant cette attribution gratuite d’actions, le Participant confirme avoir lu et compris le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.

NOTIFICATIONS

Tax Notification. The RSUs are not intended to be French tax-qualified.

Exchange Control Notification. The Participant may hold shares of Common Stock acquired under the Plan outside of France provided that he or she declares all foreign accounts (including any accounts that were opened or closed during the tax year) on his or her annual French income tax return.

GERMANY

TERMS AND CONDITIONS

Parties to the Agreement. The Agreement is exclusively concluded between Enviri Corporation and the Participant. The local Enviri Corporation entity employing the Participant is not in any way party to the Agreement or entitled/committed hereby.

Vesting of RSUs. Notwithstanding anything to the contrary in the Agreement or in the Plan, the Participant will be deemed to have a “Disability” for the purposes of this Agreement, if the Participant’s employment contract ends as a consequence of the Participant being granted a permanent statutory pension for full occupational disability (unbefristete Rente wegen voller Erwerbsminderung) by the competent authorities.

Restrictive Covenants Agreement. Notwithstanding anything to the contrary in the Restrictive Covenants Agreement, it is exclusively concluded between Enviri Corporation and the Participant. The employer of the Participant is not in any way party to the Restrictive Covenants Agreement or entitled/committed hereby. The Restrictive Covenants Agreement does not affect in any way a separate non-competition agreement concluded between the Participant and his/her employer.

INDIA

TERMS AND CONDITIONS

The Participant hereby agrees that it shall hold the RSUs and subsequently, the shares of the Common Stock pursuant to this Agreement and the Plan, at all times in accordance with the applicable laws in India, including but not limited to the Foreign Exchange Management Act, 1999 (“FEMA”) and the Foreign Exchange Management (Overseas Investment) Rules, 2022 (“OI Rules”) (and as amended or replaced), relevant regulations, master circulars, directions, notifications, schemes issued in this regard by the Reserve Bank of India from time to time and shall assist the Company in carrying out the necessary reporting with the Reserve Bank of India at all stages of granting, vesting and issuance of shares of Common Stock, if and as may be required. The Participant agrees to indemnify the Company and/or subsidiary of the Company with respect to any non-compliance and/or non-adherence by the Participant of any of the applicable laws in India arising out of the holding of the shares of the Common Stock by the Participant.

The Participant shall declare the holding of shares of the Common Stock, if and as may be necessary, in its income for taxation purposes and agrees to indemnify the Company and/or subsidiary of the Company with respect to any and all taxes that it shall be obligated to pay with respect to the shares of the Common Stock such as including but not limited to income tax, capital gain taxes etc., under this Agreement and which may arise as a result of the sale of the shares of the Common Stock and the transactions contemplated hereunder.

THE NETHERLANDS

TERMS AND CONDITIONS

Restrictive Covenants Agreement. The Restrictive Covenants Agreement entered into between the Company and the Participant shall be in addition to any non-compete arrangements between the Participant and his or her employer.

Cause. The following provision supplements this Agreement and the Plan:

With respect to Participants who are employed by or provide services to an Affiliate of the Company in the Netherlands, the definition of “Cause” set forth in the Plan or applicable Award Agreement shall include, in addition to the circumstances described therein, any act or omission that constitutes an urgent cause (dringende reden) or (serious) culpable conduct ((ernstig) verwijtbaar handelen) within the meaning of the Dutch Civil Code.

Tax Indemnity. The Participant hereby indemnifies the Company and/or subsidiary of the Company, to the extent legally permitted and to the extent not otherwise recovered from the Participant, against any and all tax liability and social security premiums interest, surcharges, and penalties arising from or in connection with the grant, vesting, settlement, or sale of RSUs under this Plan,

The following provisions supplement the Responsibility for Taxes section of the Agreement for Directors or Consultants who perform services under a services agreement or management agreement:

Risk of Reclassification. The Participant acknowledges that the Dutch tax authorities (Belastingdienst) actively enforce rules regarding the misclassification of independent contractors as employees (schijnzelfstandigheid). If the Dutch tax authorities determine that the Participant's working relationship with the employer qualifies as an employment relationship (dienstbetrekking) within the meaning of the Dutch Wage Tax Act 1964 (Wet op de loonbelasting 1964), whether deemed (fictieve dienstbetrekking) or otherwise, the Employer may be required to withhold and remit wage tax and social insurance contributions on the RSU benefits and may be subject to additional tax assessments, penalties and interest. In such event, the Participant agrees to cooperate with the employer and to reimburse the employer for any wage tax, social insurance contributions, penalties, interest or other costs incurred by the employer as a direct result of such reclassification to the extent attributable to the Participant's RSU benefits, without prejudice to any other rights the employer may have.

In the event of a reclassification as referred to above, the Participant authorises the employer to satisfy any resulting withholding obligations by any of the methods described in the withholding provisions applicable to employee Participants, including by way of sell-to-cover, or cash payment by the Participant.

UNITED KINGDOM

TERMS AND CONDITIONS

The Participant agrees to:

(a)    if so required by the Company, enter into an election in a form approved by the Company in accordance with section 431 of the Income Tax (Earnings and Pensions) Act 2003 (restricted securities election) in respect of any Common Stock received by the Participant pursuant to the RSUs; and

(b)    indemnify the Company, their employer and any other person in respect of any amounts in respect of income tax, employee's National Insurance contributions and, if so determined by the Company to the extent permitted by law, employer's National Insurance contributions for which the Company, their employer or any other person is obliged to account under the Pay-As-You-Earn system arising in respect of the RSUs.